UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

NIMBLE STORAGE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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May 29, 2015

To Our Stockholders,

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Nimble Storage, Inc. The meeting will be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041 on Thursday, July 16, 2015, at 9:00 a.m. Pacific Time.

The matters to be acted upon are described in the accompanying notice of annual meeting and proxy statement.

Please use this opportunity to take part in our company’s affairs by voting on the business to come before the meeting. On or about June 2, 2015, we expect to send a Notice of Internet Availability of Proxy Materials to our stockholders which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. Whether or not you plan to attend the meeting, please vote through the Internet or request, sign and return a proxy card to ensure your representation at the meeting. Your vote is important.

We look forward to seeing you at the meeting.

Sincerely,
/s/ Suresh Vasudevan

Suresh Vasudevan Chief Executive Officer and Chairman

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR

THE STOCKHOLDER MEETING TO BE HELD ON JULY 16, 2015:

THIS PROXY STATEMENT AND THE ANNUAL REPORT ARE AVAILABLE AT

http://astproxyportal.com/ast/18702/

NIMBLE STORAGE, INC.

211 River Oaks Parkway

San Jose, California 95134

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Our Stockholders:

NOTICE IS HEREBY GIVEN that the 2015 Annual Meeting of Stockholders of Nimble Storage, Inc. will be held on Thursday, July 16, 2015, at 9:00 a.m. (Pacific Time) at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041.

We are holding the meeting for the following purposes, which are more fully described in the accompanying proxy statement:

1. To elect three Class II directors of Nimble Storage, Inc. each to serve until the third annual meeting of stockholders following this meeting and until his successor has been elected and qualified or until his earlier resignation or removal.

2. To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2016.

In addition, stockholders may be asked to consider and vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Only stockholders of record at the close of business on May 18, 2015 are entitled to notice of, and to vote at, the meeting and any adjournments thereof. For ten days prior to the meeting, a complete list of the stockholders entitled to vote at the meeting will be available during ordinary business hours at our headquarters for examination by any stockholder for any purpose relating to the meeting.

Your vote as a Nimble Storage, Inc. stockholder is very important. Each share of stock that you own represents one vote. For questions regarding your stock ownership, if you are a registered holder, you can contact our transfer agent, American Stock Transfer & Trust Company, through its website at www.amstock.com or by phone at (800) 937-5449.

By Order of the Board of Directors,
/s/ Aparna Bawa

Aparna Bawa General Counsel and Secretary

San Jose, California

May 29, 2015

Whether or not you expect to attend the meeting, we encourage you to read the proxy statement and vote through the Internet or request, sign and return your proxy card as soon as possible, so that your shares may be represented at the meeting.

NIMBLE STORAGE, INC.

PROXY STATEMENT FOR 2015 ANNUAL MEETING OF STOCKHOLDERS

NIMBLE STORAGE, INC.

211 River Oaks Parkway

San Jose, California 95134

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

May  29, 2015

Information About Solicitation and Voting

The accompanying proxy is solicited on behalf of Nimble Storage, Inc.’s board of directors for use at Nimble Storage’s 2015 Annual Meeting of Stockholders to be held at the offices of Fenwick & West LLP located at 801 California Street, Mountain View, California 94041 on Thursday, July 16, 2016, at 9:00 a.m. (Pacific Time), and any adjournment or postponement thereof.

Internet Availability of Proxy Materials

Under rules adopted by the U.S. Securities and Exchange Commission, or the SEC, we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. On or about June 2, 2015, we expect to send a Notice of Internet Availability of Proxy Materials, or Notice of Internet Availability, to our stockholders, which contains instructions on how to access our proxy materials, including our proxy statement and our annual report. The Notice of Internet Availability also provides instructions on how to vote through the Internet and includes instructions on how to receive a paper copy of the proxy materials by mail.

This process is designed to reduce our environmental impact and lowers the costs of printing and distributing our proxy materials without impacting our stockholders’ timely access to this important information. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

General Information About the Meeting

Purpose of the Meeting

At the meeting, stockholders will act upon the proposals described in this proxy statement. In addition, we will consider any other matters that are properly presented for a vote at the meeting. As of May 29, 2015, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly presented for a vote at the meeting, the persons named in the proxy, who are officers of the company, have the authority in their discretion to vote the shares represented by the proxy. Following the meeting, management will respond to questions from stockholders.

Record Date

Only holders of record of common stock at the close of business on May 18, 2015, the record date, will be entitled to vote at the meeting. At the close of business on May 18, 2015, we had 77,873,889 shares of common stock outstanding and entitled to vote.

Quorum

The holders of a majority of the voting power of the shares of stock entitled to vote at the meeting as of the record date must be present at the meeting in order to hold the meeting and conduct business. This presence is called a quorum. Your shares are counted as present at the meeting if you are present and vote in person at the meeting or if you have properly submitted a proxy.

Voting Rights

Each holder of shares of common stock is entitled to one vote for each share of common stock held as of the close of business on May 18, 2015, the record date. You may vote all shares owned by you as of May 18, 2015, including (i) shares held directly in your name as the stockholder of record and (ii) shares held for you as the beneficial owner in street name through a broker, bank, trustee or other nominee.

Stockholder of Record: Shares Registered in Your Name. If on May 18, 2015 your shares were registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, then you are considered the stockholder of record with respect to those shares. As a stockholder of record, you may vote at the meeting through the Internet or, if you request or receive paper proxy materials, by mail, by filling out and returning the proxy card.

Beneficial Owner: Shares Registered in the Name of a Broker or Nominee. If on May 18, 2015 your shares were held in an account with a brokerage firm, bank or other nominee, then you are the beneficial owner of the shares held in street name. As a beneficial owner, you have the right to direct your nominee on how to vote the shares held in your account. However, the organization that holds your shares is considered the stockholder of record for purposes of voting at the meeting. Because you are not the stockholder of record, you may not vote your shares at the meeting unless you request and obtain a valid proxy from the organization that holds your shares giving you the right to vote the shares at the meeting.

Required Vote

Each director will be elected by a plurality of the votes cast, which means that the three individuals nominated for election to the board of directors at the meeting receiving the highest number of “FOR” votes will be elected. You may either vote “FOR” any or all nominees or “WITHHOLD” your vote with respect to any or all nominees. Abstentions (shares present or represented at the meeting and marked “abstain”) are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Broker non-votes occur when shares held by a broker for a beneficial owner are not voted either because (i) the broker did not receive voting instructions from the beneficial owner or (ii) the broker lacked discretionary authority to vote the shares. Broker non-votes are counted for purposes of determining whether a quorum is present and have no effect on the outcome of the matters voted upon. Note that if you are a beneficial holder and do not provide specific voting instructions to your broker, the broker that holds your shares will not be authorized to vote on the election of directors. Accordingly, we encourage you to provide voting instructions to your broker, whether or not you plan to attend the meeting.

Recommendations of the Board of Directors on Each of the Proposals Scheduled to be Voted on at the Meeting

The board of directors recommends that you vote FOR each of the Class II directors named in this proxy statement (Proposal 1) and FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending January 31, 2016 (Proposal 2).

Voting Instructions; Voting of Proxies

If you are a stockholder of record, you may:

•	vote in person — we will provide a ballot to stockholders who attend the meeting and wish to vote in person;

•	vote via the Internet — in order to do so, please follow the instructions shown on your Notice of Internet Availability or proxy card; or

•	vote by mail — if you request or receive a paper proxy card and voting instructions by mail, simply complete, sign and date the enclosed proxy card and return it before the meeting in the envelope provided.

Votes submitted through the Internet must be received by 11:59 p.m., Pacific Time, on July 15, 2015. Submitting your proxy (whether through the Internet or, if you requested or received a paper proxy card, by mail) will not affect your right to vote in person should you decide to attend the meeting. If you are not the stockholder of record, please refer to the voting instructions provided by your nominee to direct it how to vote your shares. For Proposal 1, you may either vote “FOR” all of the nominees to the board of directors, or you may withhold your vote from any nominee you specify. For Proposal 2, you may vote “FOR” or “AGAINST” or “ABSTAIN” from voting. Your vote is important. Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure that your vote is counted.

All proxies will be voted in accordance with the instructions specified on the proxy card. If you sign a physical proxy card and return it without instructions as to how your shares should be voted on a particular proposal at the meeting, your shares will be voted in accordance with the recommendations of our board of directors stated above.

If you received a Notice of Internet Availability, please follow the instructions included on the notice on how to access your proxy card and vote through the Internet or by mail. If you do not vote and you hold your shares in street name, and your broker does not have discretionary power to vote your shares, your shares may constitute “broker non-votes” (as described above) and will not be counted in determining the number of shares necessary for approval of the proposals. However, shares that constitute broker non-votes will be counted for the purpose of establishing a quorum for the meeting.

If you receive more than one proxy card or Notice of Internet Availability, your shares are registered in more than one name or are registered in different accounts. To make certain all of your shares are voted, please follow the instructions included on the Notice of Internet Availability on how to access each proxy card and vote each proxy card through the Internet or by mail. If you requested or received paper proxy materials and you intend to vote by mail, please complete, sign and return each proxy card you received to ensure that all of your shares are voted.

Expenses of Soliciting Proxies

The expenses of soliciting proxies will be paid by Nimble Storage. Following the original mailing of the soliciting materials, Nimble Storage and its agents may solicit proxies by mail, email, telephone, facsimile, by other similar means or in person. Our directors, officers and other employees, without additional compensation, may solicit proxies personally or in writing, by telephone, email or otherwise. Following the original mailing of the soliciting materials, Nimble Storage will request brokers, custodians, nominees and other record holders to forward copies of the soliciting materials to persons for whom they hold shares and to request authority for the exercise of proxies. In such cases, Nimble Storage, upon the request of the record holders, will reimburse such holders for their reasonable expenses. If you choose to access the proxy materials and/or vote through the Internet, you are responsible for any Internet access charges you may incur.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time before it is exercised at the meeting by:

•	delivering to the Corporate Secretary of Nimble Storage (by any means, including facsimile) a written notice stating that the proxy is revoked;

•	signing and delivering a proxy bearing a later date;

•	voting again through the Internet; or

•	attending and voting at the meeting (although attendance at the meeting will not, by itself, revoke a proxy).

Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to revoke a proxy, you must contact that firm to revoke any prior voting instructions.

Electronic Access to the Proxy Materials

The Notice of Internet Availability will provide you with instructions regarding how to:

•	view our proxy materials for the meeting through the Internet and

•	instruct us to send our future proxy materials to you electronically by email.

Choosing to receive your future proxy materials by email will reduce the impact of our annual meetings of stockholders on the environment and lower the costs of printing and distributing our proxy materials. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Voting Results

Voting results will be tabulated and certified by the inspector of elections appointed for the meeting. The preliminary voting results will be announced at the meeting and posted on our website on the Investor Relations section of our website, which is located at http://investors.nimblestorage.com/company/investor-relations. The final results will be tallied by the inspector of elections and filed with the U.S. Securities and Exchange Commission, or the SEC, in a current report on Form 8-K within four business days of the meeting.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

Our board of directors currently consists of eight directors and is divided into three classes with each class serving for three years, and with the terms of office of the respective classes expiring in successive years. Directors in Class II will stand for election at our annual meeting to be held on July 16, 2015. The terms of office of directors in Class I and Class III do not expire until the annual meetings of stockholders held in 2017 and 2016, respectively. At the recommendation of our nominating and corporate governance committee, our board of directors proposes that each of the three Class II nominees named below, each of whom is currently serving as a Class II director, be elected as a Class II director for a three-year term expiring at the 2018 annual meeting of stockholders and until such director’s successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

Shares represented by proxies will be voted “FOR” the election of each of the three nominees named below, unless the proxy is marked to withhold authority to so vote. If any nominee for any reason is unable to serve or for good cause will not serve, the proxies may be voted for such substitute nominee as the proxy holder might determine. Each nominee has consented to being named in this proxy statement and to serve if elected. Proxies may not be voted for more than three directors. Stockholders may not cumulate votes in the election of directors.

Nominees to the Board of Directors

The nominees and their ages as of May 5, 2015, occupations and length of board service are provided in the table below. Additional biographical descriptions of each nominee are set forth below.

Name of Director/Nominee	Age	Principal Occupation	Director Since
James J. Goetz(2)	49	Managing Member of Sequoia Capital Operations, LLC	December 2007
William D. “BJ” Jenkins, Jr.(1)	49	President, Chief Executive Officer and Board Member of Barracuda Networks, Inc.	March 2015
Ping Li(2)(3)	42	Partner at Accel Partners	March 2011

(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

James J. Goetz has served as a director since December 2007. Mr. Goetz has been a Managing Member of Sequoia Capital Operations, LLC, a venture capital firm, since June 2005. Mr. Goetz has served on the board of directors of Barracuda Networks, Inc. since July 2009; Jive Software, Inc. since August 2007; Palo Alto Networks, Inc. since April 2005; Ruckus Wireless, Inc. since July 2012; and a number of privately held companies. Mr. Goetz holds an M.S. in Electrical Engineering with a concentration in Computer Networking from Stanford University and a B.S. in Electrical Engineering with a concentration in Computer Engineering from the University of Cincinnati. Our board believes that Mr. Goetz’s investment experience in the information technology and enterprise storage industries gives him a breadth of knowledge and valuable insight regarding our business, which qualify him to serve on our board of directors.

William D. “BJ” Jenkins, Jr. has served as a director since March 2015. Mr. Jenkins has served as President, Chief Executive Officer and Board member of Barracuda Networks, Inc. since November 2012. Previously, he served as President of EMC’s Backup Recovery Systems (BRS) Division. Mr. Jenkins joined EMC in 1998 and held a wide range of senior leadership roles within EMC before becoming President of the BRS Division, including serving as Chief of Staff for the division. Over the years, Mr. Jenkins also held the positions of Senior Vice President of Global Marketing; Vice President of Telecom, Media and Entertainment

and Outsourcing Sales; Vice President of Global Field Marketing and Director of Operations Global Channels. Mr. Jenkins is a graduate of the University of Illinois, where he earned a B.S. degree in general engineering, and received his M.B.A. from Harvard Business School. Our board believes that Mr. Jenkins’s experience in the information technology and data storage industries give him a breadth of knowledge and valuable insight regarding our business, which qualify him to serve on our board of directors.

Ping Li has served as a director since March 2011. Mr. Li has been a partner at Accel Partners, a venture capital firm, since 2004. Mr. Li serves on the board of YuMe, Inc. and on the boards of a number of private companies. Prior to Accel, Mr. Li worked at Juniper Networks, Inc., a provider of network infrastructure and services, as a Senior Product Line Manager and Director of Corporate Development from 2000 to 2004. Mr. Li also served as a strategy consultant for McKinsey & Company, a management consulting firm, advising technology clients in their growth strategies, from 1998 to 1999. Mr. Li holds an A.B. from Harvard University with honors and an M.B.A. from the Stanford Graduate School of Business. Our board believes that Mr. Li’s investment experience in the information technology and data storage industries give him a breadth of knowledge and valuable insight regarding our business, which qualify him to serve on our board of directors.

Continuing Directors

The directors who are serving for terms that end following the meeting and their ages as of May 5, 2015, occupations and length of board service are provided in the table below. Additional biographical descriptions of each such director are set forth below.

Name of Director	Age	Principal Occupation	Director Since
Class I Directors:
Suresh Vasudevan	44	Chief Executive Officer of Nimble Storage	September 2009
Varun Mehta	53	Founder, Vice President of Engineering of Nimble Storage	November 2007
Class III Directors:
Frank Calderoni(1)(2)	57	Executive Advisor at Cisco Systems, Inc.	June 2012
Jerry M. Kennelly*	64	Chief Executive Officer and Chairman of Riverbed Technology, Inc.	March 2013
William J. Schroeder(1)(3)	70	Retired Silicon Valley Entrepreneur	April 2013

*	Lead Independent Director
(1)	Member of the audit committee
(2)	Member of the compensation committee
(3)	Member of the nominating and corporate governance committee

Suresh Vasudevan has served as our Chief Executive Officer since March 2011, as a director since September 2009 and as the Chairman of our board of directors since September 2013. From January 2009 to January 2011, Mr. Vasudevan was Chief Executive Officer of Omneon Video Networks, Inc. (acquired by Harmonic Inc.), a provider of storage and networking equipment for the broadcast industry. From February 1999 to December 2008, Mr. Vasudevan held positions at NetApp, Inc., a provider of integrated data storage solutions, most recently as Senior Vice President. Before joining NetApp, Mr. Vasudevan worked at the management consulting firm McKinsey & Co. in New Delhi, Mumbai and Chicago as a senior engagement manager from April 1993 to January 1998. Mr. Vasudevan holds a Post Graduate Diploma in Management from the Indian Institute of Management in Calcutta and a B.S. in Electrical Engineering from the Birla Institute of Technology and Science in Pilani, India. Our board believes that Mr. Vasudevan’s management experience and his data storage industry experience give him a breadth of knowledge and valuable understanding of our industry, which qualify him to serve as our Chief Executive Officer and on our board of directors.

Varun Mehta has served as our Vice President of Engineering since March 2011, was our founding Chief Executive Officer from November 2007 to March 2011 and has served as a director since November 2007. From

March 2006 to April 2007, Mr. Mehta was Vice President of Engineering at PeakStream, Inc., a developer of a software application platform for the high performance computing market, which was acquired in May 2007 by Google Inc., a provider of information technology products and services. From November 2002 to February 2006, Mr. Mehta held positions at Data Domain, Inc., a developer of de-duplication appliances for data backup systems and other storage applications, most recently as Vice President of Engineering. Prior to that, Mr. Mehta held senior management positions at FastForward Networks, Inc., a developer of multi-streaming media technology; Panasas, Inc., a provider of network-attached storage technology; NetApp, Inc., a provider of data storage solutions; and Sun Microsystems, Inc., a provider of computer hardware, software and information technology services. Mr. Mehta holds an M.S. in computer engineering from Rice University and an M.B.A. from the University of California, Berkeley. Our board believes that Mr. Mehta’s management experience and his information technology and data storage industry experience give him a breadth of knowledge and valuable understanding of our industry, which qualify him to serve on our board of directors.

Frank Calderoni has served as a director since June 2012. Mr. Calderoni has served as an Executive Advisor at Cisco Systems, Inc., a designer, manufacturer and seller of Internet Protocol-based networking and other products related to the communications and information technology industry, since January 2015. From February 2008 to January 2015, Mr. Calderoni served as Executive Vice President and Chief Financial Officer at Cisco, managing Cisco’s financial strategy and operations. He joined Cisco in 2004 from QLogic Corporation, a storage networking company where he was Senior Vice President and Chief Financial Officer. Prior to that, he was Senior Vice President, Finance and Administration and Chief Financial Officer for SanDisk Corporation, a flash data storage company. Before joining SanDisk, Mr. Calderoni spent 21 years at International Business Machines Corporation, a provider of information technology products and services, where he became Vice President and held controller responsibilities for several divisions within the company. Mr. Calderoni has served on the board of directors of Adobe Systems Incorporated since May 2012. Mr. Calderoni holds a B.S. in Accounting and Finance from Fordham University and an M.B.A. in Finance from Pace University. Our board believes that Mr. Calderoni’s experience as chief financial officer of publicly traded global technology companies and his understanding of accounting principles and financial reporting rules and regulations give him a breadth of knowledge and valuable expertise, which qualify him to serve on our board of directors.

Jerry M. Kennelly has served as a director since March 2013. Mr. Kennelly co-founded Riverbed Technology, Inc. in 2002 and currently serves as its chairman of the board of directors and Chief Executive Officer. Immediately prior to founding Riverbed, Mr. Kennelly spent six years at Inktomi Corporation, an infrastructure software company, where he served as Executive Vice President, Chief Financial Officer and Secretary. From June 1990 until joining Inktomi in October 1996, Mr. Kennelly worked for Sybase, Inc., an infrastructure software company, in a number of senior financial and operational positions, most recently as Vice President of Corporate Finance. From November 1988 until June 1990, Mr. Kennelly worked at Oracle Corporation, a developer of software and hardware systems, as finance director for U.S. operations. From June 1980 until November 1988, Mr. Kennelly worked at Hewlett-Packard Company, a provider of information technology products and services, as Worldwide Sales and Marketing Controller for the Tandem Computers Division. Mr. Kennelly holds a B.A. in political economy from Williams College and an M.S. in accounting from the New York University Graduate School of Business Administration. Our board believes that Mr. Kennelly’s in-depth knowledge of our business and markets, extensive operating experience and strong leadership skills give him a breadth of knowledge and valuable expertise, which qualify him to serve on our board of directors.

William J. Schroeder has served as a director since April 2013. Mr. Schroeder served as the Chairman of Oxford Semiconductor, a provider of connectivity solutions, from July 2006 and Interim Chief Executive Officer from April 2007 until the sale of the company in January 2009. From February 2002 until his retirement from full-time employment in October 2004, Mr. Schroeder served as President and Chief Executive Officer of Vormetric, Inc., an enterprise data storage security company. Prior to that, Mr. Schroeder served as a consultant to various technology companies from January 2001 to February 2002. Mr. Schroeder currently serves on the boards of directors of Con-way Inc. and two privately-held companies. Mr. Schroeder holds an M.B.A. with High Distinction from the Harvard Business School and an M.S.E.E. and a B.E.E. from Marquette University.

Our board believes that Mr. Schroeder’s management experience in the information technology and data storage industries gives him a breadth of knowledge and valuable expertise, which qualify him to serve on our board of directors.

There are no familial relationships among our directors and officers.

Director Compensation

The following table provides information for the year ended January 31, 2015 regarding all compensation awarded to, earned by or paid to each person who served as a non-employee director for some portion or all of the year ended January 31, 2015. Other than as described below, none of our non-employee directors received any fees or reimbursement of any expenses. Messrs. Goetz and Li elected to decline any compensation for service on our board of directors and Messrs. Vasudevan and Mehta did not receive any compensation for their service as directors during the year ended January 31, 2015.

Director Compensation Table for the Year Ended January 31, 2015

Name	Fees Earned or Paid in Cash ($)	Restricted Stock Unit Awards ($) (5)	Total ($)
James J. Goetz	—	—	—
William D. “BJ” Jenkins, Jr.(1)	—	—	—
Ping Li	—	—	—
Frank Calderoni(2)	12,500	272,015	284,515
Jerry M. Kennelly(3)	20,000	273,867	293,867
William J. Schroeder(4)	15,000	263,656	278,656

(1)	Mr. Jenkins was appointed to our board of directors in March 2015 and did not receive any compensation for director service in the year ended January 31, 2015.
(2)	Mr. Calderoni was entitled to receive an annual cash fee of $50,000 for serving as an independent director, which was prorated because we stopped paying cash fees to directors effective May 1, 2014 and the board approved the Board Compensation Policy and the Restricted Stock Unit awards, or RSUs, described below.
(3)	Mr. Kennelly was entitled to receive an annual cash fee of $80,000 for serving as an independent director, which was prorated because we stopped paying cash fees to directors effective May 1, 2014 and approved the Board Compensation Policy and RSU awards described below.
(4)	Mr. Schroeder was entitled to receive an annual cash fee of $60,000 for serving as an independent director, which was prorated because we stopped paying cash fees to directors effective May 1, 2014 and approved the Board Compensation Policy and RSU awards described below.
(5)	Amounts listed under “Restricted Stock Unit Awards” represent the aggregate fair value amount computed as of the grant date of each RSU award during the year ended January 31, 2015 in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. Assumptions used in the calculation of these amounts are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K for the year ended January 31, 2015.

Our non-employee directors held the following aggregate number of shares of our common stock subject to outstanding option and RSU awards as of January 31, 2015:

Name	Number of Shares Underlying Stock Options Held at Fiscal Year-End	Number of Shares Underlying Restricted Stock Unit Awards Held at Fiscal Year-End
James J. Goetz	—	—
William D. “BJ” Jenkins, Jr.(1)	—	—
Ping Li	—	—
Frank Calderoni	—	5,228
Jerry M. Kennelly	—	5,324
William J. Schroeder	—	5,126

(1)	Mr. Jenkins was appointed to our board of directors in March 2015. In connection with his appointment, we granted to Mr. Jenkins 23,420 RSUs on March 11, 2015 in accordance with the Board Compensation Policy described below.

Board Compensation Policy

In May 2014, our compensation committee of the board of directors approved a Board Compensation Policy that provides for annual grants of RSUs to non-employee directors for board and committee service. The grant date for these RSUs will be the first business day following each Annual Meeting of Stockholders, and the RSUs will vest as to 50% of the underlying shares on each of December 10 of the year of the grant date and June 10 of the year following the grant date, subject to the director’s continuing service through each such vesting date. The number of RSUs for each of these director grants will be calculated based on the average of the closing prices for the ten trading days prior to the grant date and rounded to the nearest whole share. Each non-employee director will receive $265,000 worth of RSUs and the lead independent director will receive an additional $20,000 worth of RSUs. In addition, the chair of the audit committee and each other member of the audit committee will receive $20,000 and $10,000 worth of RSUs, respectively; the chair of the compensation committee and each other member of the compensation committee will receive $16,000 and $8,000 worth of RSUs, respectively; and the chair of the nominating and governance committee and each other member of the nominating and governance committee will receive $9,000 and $4,500 worth of RSUs, respectively. In the event we are party to a merger or consolidation, sale of all or substantially all assets or similar change in control transaction, the vesting of all awards granted to non-employee directors shall accelerate immediately prior to the consummation of such event. In connection with the adoption of this Board Compensation Policy, all cash fees previously approved for board and committee service were discontinued effective May 1, 2014.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” ELECTION OF EACH

OF THE THREE NOMINATED DIRECTORS.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our audit committee has selected Ernst & Young LLP as our principal independent registered public accounting firm to perform the audit of our consolidated financial statements for the year ending January 31, 2016. As a matter of good corporate governance, our audit committee has decided to submit its selection of principal independent registered public accounting firm to stockholders for ratification. In the event that Ernst & Young LLP is not ratified by our stockholders, the audit committee will review its future selection of Ernst & Young LLP as our principal independent registered public accounting firm.

Ernst & Young LLP audited our financial statements for the year ended January 31, 2015. Representatives of Ernst & Young LLP are expected to be present at the meeting, in which case they will be given an opportunity to make a statement at the meeting if they desire to do so, and will be available to respond to appropriate questions.

Principal Accountant Fees and Services

We regularly review the services and fees from our independent registered public accounting firm. These services and fees are also reviewed with our audit committee annually. In accordance with standard policy, Ernst & Young LLP periodically rotates the individuals who are responsible for our audit. In the years ending January 31, 2015 and 2014, there were no other professional services provided by Ernst & Young LLP.

The aggregate audit fees for the years ended January 31, 2015 and 2014 are as follows:

Fees Billed to Nimble Storage	Year Ended January 31, 2015	Year Ended January 31, 2014
Audit fees(1)(2)	$1,358,000	$2,213,500
Audit-related fees(2)	74,000	—
	1,432,000	2,213,500

(1)	“Audit fees” consist of professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our Annual Report on Form 10-K, and review of our quarterly consolidated financial statements presented in our Quarterly Report on Form 10-Q. Fees for fiscal 2014 consisted of professional services rendered in connection with our Registration Statement on Form S-1 related to the public offering of our common stock completed in December 2013.
(2)	“Audit-Related fees” consist of fees for professional services for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees.” These services include accounting consultations, services provided in connection with regulatory filings, technical accounting guidance and other attestation services.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. Pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval and the fees for the services performed to date. All of the services relating to the fees described in the table above were approved by our audit committee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” APPROVAL OF PROPOSAL NO. 2

CORPORATE GOVERNANCE STANDARDS AND DIRECTOR INDEPENDENCE

Nimble Storage is strongly committed to good corporate governance practices. These practices provide an important framework within which our board of directors and management can pursue our strategic objectives for the benefit of our stockholders.

Corporate Governance Guidelines

Our board of directors has adopted Corporate Governance Guidelines that set forth expectations for directors, board and board committee structure and functions and other policies for the governance of the company. Our Corporate Governance Guidelines are available without charge on the Investor Relations section of our website, which is located at http://investors.nimblestorage.com/company/investor-relations, by clicking on “Governance Documents” under the “Corporate Governance” tab. The Corporate Governance Guidelines are reviewed by our nominating and corporate governance committee, and changes are recommended to our board of directors as warranted.

Board Leadership Structure

The positions of Chairperson and Chief Executive Officer are filled by the same person, Suresh Vasudevan. Our board of directors believes that the current board leadership structure, which includes a lead independent director, coupled with a strong emphasis on board independence, provides effective independent oversight of management while allowing the board and management to benefit from Mr. Vasudevan’s executive leadership, operational experience and familiarity with our business as Chief Executive Officer. Independent directors and management sometimes have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside of our company, while Mr. Vasudevan brings company-specific experience and expertise. Our board of directors believes that Mr. Vasudevan’s combined role enables strong leadership, creates clear accountability and enhances our ability to communicate our message and strategy clearly and consistently to stockholders.

Lead Independent Director

Our board of directors has adopted Corporate Governance Guidelines which state that when the Chairperson and Chief Executive Officer positions are held by the same person, a lead independent director shall be designated. Because Mr. Vasudevan is our Chief Executive Officer and Chairman, our board of directors appointed Jerry M. Kennelly to serve as our lead independent director. As lead independent director, Mr. Kennelly, among other responsibilities, presides over executive sessions of our independent directors, serves as a liaison between the Chairman and the independent directors and performs such functions and responsibilities as our board of directors otherwise determines and delegates.

Sessions of Independent Directors

In order to promote open discussion among independent directors, our independent directors regularly hold sessions amongst themselves. The presiding independent director, typically our lead independent director, provides feedback to our Chief Executive Officer, as needed, promptly after the independent director session. Neither Mr. Vasudevan nor Mr. Mehta participates in such sessions.

Role of Board in Risk Oversight

Our board of directors, as a whole, has responsibility for risk oversight, although the committees of our board of directors oversee and review risk areas which are particularly relevant to them. The oversight responsibility of the board of directors and its committees is informed by reports from our management team and from our internal audit department, which are designed to provide visibility to the board of directors about the identification, assessment and management of key risks and our risk mitigation strategies. Each committee of the board of directors meets with key management personnel and representatives of outside advisors to oversee risks associated with their respective principal areas of focus. The audit committee reviews our major financial risk exposures and the steps management has taken to monitor and control such exposures, including our risk assessment and risk management policies and guidelines. The nominating and corporate governance committee reviews our major legal compliance risk exposures and monitors the steps management has taken to mitigate these exposures, including our legal risk assessment and legal risk management policies and guidelines. Our compensation committee evaluates risks arising from our compensation policies and practices.

Director Independence

Our common stock is listed on the New York Stock Exchange. The listing rules of this stock exchange generally require that a majority of the members of our board of directors be independent. In addition, the listing rules generally require that, subject to specified exceptions, each member of a listed company’s audit, compensation and governance committees be independent.

Our board of directors determines the independence of our directors by applying the independence principles and standards established by the New York Stock Exchange. Under the rules of the New York Stock Exchange, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. They also specify various relationships that preclude a determination of director independence. Material relationships may include commercial, industrial, consulting, legal, accounting, charitable, family and other business, professional and personal relationships.

Applying these standards, the board annually reviews the independence of the company’s directors, taking into account all relevant facts and circumstances. In its most recent review, the board considered, among other things, the relationships that each non-employee director has with our company and all other facts and circumstances our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and the transactions involving them described below under “Certain Relationships and Related Party Transactions.” In particular, our board of directors considered each of the following:

•	Frank Calderoni’s service as an Executive Advisor of Cisco Systems, Inc. and as the former Executive Vice President and Chief Financial Officer of Cisco Systems, Inc., which sells to us products and services and to which we sell products and services in the ordinary course of business on arm’s-length terms;

•	Mr. Kennelly’s service as the Chief Executive Officer and Chairman of Riverbed Technology, Inc., to which we have sold products and services in the ordinary course of business on arm’s-length terms;

•	Mr. Kennelly’s interests as a limited partner in Accel IX Strategic Partners L.P., Accel Growth Fund II Strategic Partners L.P. and Lightspeed Venture Partners VIII, L.P., each of which held shares of our common stock during our fiscal year ending January 31, 2015; and

•	William J. Schroeder’s service as a director of Omneon Video Networks, Inc. from October 2001 until Omneon’s acquisition by Harmonic Inc., during which time Mr.Vasudevan served as Omneon’s Chief Executive Officer.

Based upon this review, our board of directors has determined that all of the members of our board other than Messrs. Vasudevan and Mehta are “independent” as that term is defined under the applicable rules, regulations and the listing standards of the New York Stock Exchange.

All members of our audit committee, compensation committee and nominating and corporate governance committee must be independent directors under the applicable rules, regulations and the listing standards of the New York Stock Exchange. Audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors or any other board committee: (1) accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries; or (2) be an affiliated person of the listed company or any of its subsidiaries. Our board of directors has determined that all members of our audit committee, compensation committee and nominating and corporate governance committee are independent and all members of our audit committee satisfy the additional SEC independence requirements for the members of such committee.

Committees of Our Board of Directors

Our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee. The composition and responsibilities of each committee are described below. Members serve on these committees until their resignations or until otherwise determined by our board of directors.

Audit Committee

Our audit committee is comprised of Messrs. Calderoni, Jenkins and Schroeder. Mr. Calderoni is the chairman of our audit committee. The composition of our audit committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of our audit committee is financially literate. In addition, our board of directors has determined that each of Messrs. Calderoni, Jenkins and Schroeder is an “audit committee financial expert” as defined in Item 407(d)(5)(ii) of Regulation S-K promulgated under the Securities Act. This designation does not impose any duties, obligations or liabilities that are greater than are generally imposed on members of our audit committee and our board of directors. Our audit committee is directly responsible for, among other things:

•	selecting a firm to serve as the independent registered public accounting firm to audit our financial statements;

•	ensuring the independence of the independent registered public accounting firm;

•	discussing the scope and results of the audit with the independent registered public accounting firm and reviewing with management and that firm our interim and year-end operating results;

•	establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

•	considering the adequacy of our internal controls and internal audit function;

•	reviewing material related party transactions or those that require disclosure; and

•	approving or, as permitted, pre-approving all audit and non-audit services to be performed by the independent registered public accounting firm.

The audit committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the audit committee charter is posted on the Investor Relations section of our website, which is located at http://investors.nimblestorage.com/company/investor- relations, by clicking on “Governance Documents” under the “Corporate Governance” tab.

Compensation Committee

Our compensation committee is comprised of Messrs. Calderoni, Goetz and Li. Mr. Goetz is the chairman of our compensation committee. The composition of our compensation committee meets the requirements for independence under the current New York Stock Exchange and SEC rules and regulations. Each member of this committee is a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Securities Act of 1934, as amended and an outside director, as defined pursuant to Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, and meets the requirements for independence under the current New York Stock Exchange listing standards and SEC rules and regulations. Our compensation committee is responsible for, among other things:

•	reviewing and approving the compensation of our executive officers;

•	reviewing and recommending to our board of directors the compensation of our directors;

•	administering our stock and equity incentive plans;

•	reviewing and approving, or making recommendations to our board of directors with respect to, incentive compensation and equity plans; and

•	reviewing our overall compensation philosophy.

At least annually, our compensation committee reviews and approves our executive compensation strategy and principles to assure that they promote stockholder interests and support our strategic and tactical objectives and that it provides for appropriate rewards and incentives for the company’s executives. Our compensation committee also reviews and makes recommendations to our board of directors regarding the compensation of non-employee directors. The compensation committee retains and does not delegate any of its exclusive power to determine all matters of executive compensation and benefits. In determining the compensation of each of our executive officers other than our chief executive officer, our compensation committee considers the recommendations of our chief executive officer and human resources department. In the case of the chief executive officer, our compensation committee evaluates his performance and independently determines whether to make any adjustments to his compensation.

Our compensation committee retained an independent compensation consultant, Compensia, Inc., to assist with a review of our executive officer compensation and director compensation for the year ended January 31, 2015. Specifically, Compensia was engaged to: provide data for the establishment of a peer group of companies to serve as a basis for assessing competitive compensation practices; review and assess our current director, Chief Executive Officer and other executive officer compensation practices and equity grant profile relative to market practices; review and assess our current compensation programs relative to market so as to determine whether any changes may be appropriate in order to remain competitive with our peer group and general technology company practices; and review market practices on employee stock purchase plans and equity grant programs. Other than the services described above, Compensia has not provided our company or our compensation committee with any other services. Representatives of Compensia attended the regular meetings of our compensation committee, including independent director sessions, from time to time without any members of management present. Compensia works directly with our compensation committee (and not on behalf of management) to assist our compensation committee in satisfying its responsibilities and will undertake no projects for management without our compensation committee’s approval. The compensation committee believes that Compensia does not have any conflicts of interest in advising the compensation committee under applicable SEC and New York Stock Exchange rules.

The compensation committee has delegated, in accordance with applicable law, rules and regulations and our certificate of incorporation and bylaws, to an equity award committee comprised of the chief executive officer of our company the authority to make certain types of equity awards to employees other than specified officers or directors under our company’s 2013 Equity Incentive Plan pursuant to the terms of such plan and the equity award guidelines approved by our compensation committee.

The compensation committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the compensation committee charter is posted on the Investor Relations section of our website, which is located at http://investors.nimblestorage.com/company/ investor-relations, by clicking on “Governance Documents” under the “Corporate Governance” tab.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is comprised of Messrs. Li and Schroeder. Mr. Schroeder is the chairman of our nominating and corporate governance committee. Messrs. Li and Schroeder meet the requirements for independence under the current New York Stock Exchange listing standards. Our nominating and corporate governance committee is responsible for, among other things:

•	identifying and recommending candidates for membership on our board of directors;

•	recommending directors to serve on board committees;

•	reviewing and recommending our corporate governance guidelines and policies;

•	reviewing proposed waivers of the codes of conduct for directors, executive officers and employees;

•	evaluating, and overseeing the process of evaluating, the performance of our board of directors and individual directors; and

•	assisting our board of directors on corporate governance matters.

The nominating and corporate governance committee operates under a written charter that was adopted by our board of directors and satisfies the applicable standards of the SEC and the New York Stock Exchange. A copy of the nominating and corporate governance committee charter is posted on the Investor Relations section of our website, which is located at http://investors.nimblestorage.com/company/investor-relations, by clicking on “Governance Documents” under the “Corporate Governance” tab.

Compensation Committee Interlocks and Insider Participation

The members of our compensation committee during the year ended January 31, 2015 were Messrs. Calderoni, Goetz and Li. None of the members of our compensation committee in the year ended January 31, 2015 was at any time during the year ended January 31, 2015 or at any other time an officer or employee of Nimble Storage or any of its subsidiaries, and none had or have any relationships with Nimble Storage that are required to be disclosed under Item 404 of Regulation S-K. None of our executive officers has served as a member of the board of directors, or as a member of the compensation or similar committee, of any entity that has one or more executive officers who served on our board of directors or compensation committee during the year ended January 31, 2015.

Board and Committee Meetings and Attendance

The board of directors is responsible for the management and direction of the company and for establishing broad corporate policies. The board of directors meets periodically during the company’s fiscal year to review significant developments affecting the company and to act on matters requiring board of directors’ approval. The board of directors held 4 meetings and also acted by unanimous written consent 1 time during the year ended January 31, 2015, the audit committee held 9 meetings during the year ended January 31, 2015, the compensation committee held 9 meetings and also acted by unanimous written consent 2 times during the year ended January 31, 2015 and the nominating and corporate governance committee held 4 meetings during the year ended January 31, 2015. During the year ended January 31, 2015, each member of the board of directors participated in 100% of the aggregate of all meetings of the board of directors and of all meetings of committees on which such member served, that were held during the period in which such director served.

Board Attendance at Annual Stockholders’ Meeting

Our policy is to invite and encourage each member of our board of directors to be present at our annual meetings of stockholders. At our 2014 Annual Meeting of Stockholders, 5 of the directors who were on the board of directors as of the date of the meeting attended the meeting in person or by phone.

Communication with Directors

Stockholders and interested parties who wish to communicate with our board of directors, non-management members of our board of directors as a group, a committee of the board of directors or a specific member of our board of directors (including our chairman or lead independent director, if any) may do so by letters addressed to the attention of our Corporate Secretary.

All communications are reviewed by the Corporate Secretary and provided to the members of the board of directors, provided that sales materials; abusive, threatening or otherwise inappropriate materials; and other routine items and items unrelated to the duties and responsibilities of the board of directors will not be provided to directors.

The address for these communications is:

Corporate Secretary

Nimble Storage, Inc.

211 River Oaks Parkway

San Jose, California 95134

Codes of Business Conduct and Ethics

We have adopted our Code of Business Conduct and Ethics for employees, which applies to all employees, including our principal executive officer, our principal financial officer and all other executive officers, and our Code of Business Conduct and Ethics for Directors, which applies to our board of directors. The Codes of Business Conduct and Ethics are available on our website at http://investors.nimblestorage.com/company/investor-relations under “Governance Documents.” We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendment to, or waiver from, a provision of our Code of Business Conduct and Ethics by posting such information on our website at the address and location specified above.

NOMINATIONS PROCESS AND DIRECTOR QUALIFICATIONS

Nomination to the Board of Directors

Candidates for nomination to our board of directors are selected by our board of directors based on the recommendation of the nominating and corporate governance committee in accordance with the committee’s charter, our certificate of incorporation and bylaws, our Corporate Governance Guidelines and the criteria adopted by the board of directors regarding director candidate qualifications. In recommending candidates for nomination, the nominating and corporate governance committee considers candidates recommended by directors, officers, employees, stockholders and others, using the same criteria to evaluate all candidates. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate, and the committee may also engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Additional information regarding the process for properly submitting stockholder nominations for candidates for membership on our board of directors is set forth below under “Stockholder Proposals to be Presented at Next Annual Meeting.”

Director Qualifications

With the goal of developing a diverse, experienced and highly-qualified board of directors, the nominating and corporate governance committee is responsible for developing and recommending to the board of directors the desired qualifications, expertise and characteristics of members of our board of directors, including the specific minimum qualifications that the committee believes must be met by a committee-recommended nominee for membership on the board of directors and any specific qualities or skills that the committee believes are necessary for one or more of the members of the board of directors to possess.

Since the identification, evaluation and selection of qualified directors is a complex and subjective process that requires consideration of many intangible factors and will be significantly influenced by the particular needs of the board of directors from time to time, our board of directors has not adopted a specific set of minimum qualifications, qualities or skills that are necessary for a nominee to possess, other than those that are necessary to meet U.S. legal, regulatory and New York Stock Exchange listing requirements and the provisions of our certificate of incorporation, bylaws, Corporate Governance Guidelines and charters of the board committees. In addition, neither the board of directors nor the nominating and corporate governance committee has a formal policy with regard to the consideration of diversity in identifying nominees. When considering nominees, the nominating and corporate governance committee may take into consideration many factors including, among other things, a candidate’s independence, integrity, skills, financial and other expertise, breadth of experience, knowledge about our business or industry and ability to devote adequate time and effort to responsibilities of the board of directors in the context of its existing composition. Through the nomination process, the nominating and corporate governance committee seeks to promote board membership that reflects a diversity of business experience, expertise, viewpoints, personal backgrounds and other characteristics that are expected to contribute to the board of directors’ overall effectiveness. The brief biographical description of each director set forth in Proposal 1 above includes the primary individual experience, qualifications, attributes and skills of each of our directors that led to the conclusion that each director should serve as a member of our board of directors at this time.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of May 5, 2015, by:

•	each stockholder known by us to be the beneficial owner of more than 5% of our common stock;

•	each of our directors or director nominees;

•	each of our Named Executive Officers; and

•	all of our current directors and executive officers as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of common stock that they beneficially owned, subject to applicable community property laws.

Applicable percentage ownership is based on 77,850,859 shares of common stock outstanding as of May 5, 2015. In computing the number of shares of common stock beneficially owned by a person and the percentage ownership of that person, we deemed to be outstanding all shares of common stock subject to options and RSUs held by that person or entity that are currently exercisable or subject to settlement or that will become exercisable or subject to settlement within 60 days of May 5, 2015. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o Nimble Storage, Inc., 211 River Oaks Parkway, San Jose, California 95134.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders:
Entities Affiliated with Sequoia Capital(1)	12,940,218	16.6%
Wellington Management Group LLP(2)	4,799,133	6.2
FMR LLC(3)	7,893,814	10.1
Named Executive Officers and Directors:
Suresh Vasudevan(4)	3,286,465	4.1
Varun Mehta(5)	7,256,328	9.3
Umesh Maheshwari(6)	5,522,401	7.1
Frank Calderoni(7)	205,576	*
James J. Goetz(1)(8)	12,940,218	16.6
William D. “BJ” Jenkins, Jr.	—	—
Jerry M. Kennelly(9)	103,195	*
Ping Li(10)	312,511	*
William J. Schroeder(11)	70,251	*
All executive officers and directors as a group (12 persons)(12)	30,862,251	37.9

(footnotes appear on following page)

*	Represents beneficial ownership of less than one percent.
(1)

Represents (i) 10,150,192 shares held by Sequoia Capital XII, LP, (ii) 379,801 shares held by Sequoia Technology Partners XII, LP, (iii) 1,084,824 shares held by Sequoia Capital XII Principals Fund, LLC and (iv) 1,325,401 shares held by SC US GF V Holdings, Ltd. Sequoia Capital U.S. Growth Fund V, L.P. and

Sequoia Capital USGF Principals Fund V, L.P. together own 100% of the outstanding ordinary shares of SC US GF V Holdings, Ltd. SC XII Management, LLC is the general partner of Sequoia Capital XlI, L.P. and Sequoia Technology Partners XlI, L.P., and is the managing member of Sequoia Capital XII Principals Fund, LLC (collectively, the “Sequoia Capital XII Funds”). The managing members of SC XlI Management, LLC are Roelof Botha, James J. Goetz, Michael Goguen, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each of the managing members of SC XII Management, LLC, including James J. Goetz, a member of our board of directors, may be deemed to share beneficial ownership of the shares held by the Sequoia Capital XII Funds. SC US (TTGP), LTD. is the general partner of SCGF V Management, L.P., which is the general partner of each of Sequoia Capital U.S. Growth Fund V, L.P. and Sequoia Capital USGF Principals Fund V, L.P. (collectively, the “Sequoia Capital GFV Funds”). The directors and stockholders of SC US (TTGP), LTD. that exercise voting and investment discretion with respect to the Sequoia Capital GFV Funds’ investments are Roelof Botha, Scott Carter, James J. Goetz, Michael Goguen, Patrick Grady, Douglas Leone and Michael Moritz. As a result, and by virtue of the relationships described in this footnote, each such person, including Mr. Goetz, may be deemed to share beneficial ownership of the shares held by SC US GF V Holdings, Ltd. The address of each of the entities identified in this footnote is 2800 Sand Hill Road, Suite 101, Menlo Park, California 94025.
(2)	As of December 31, 2014, based on information set forth in a Schedule 13G filed with the SEC on February 12, 2015 filed by Wellington Management Group LLP, or Wellington. The Schedule 13G reported that Wellington had shared voting power as to 3,911,921 shares of common stock and shared dispositive power as to all shares of common stock. The address for Wellington is 280 Congress Street, Boston, Massachusetts 02210.
(3)	As of December 31, 2014, based on information set forth in a Schedule 13G/A filed with the SEC on April 10, 2015 jointly by FMR LLC, or FMR, Edward C. Johnson 3d, as Director and Chairman of FMR, and Abigail P. Johnson, as Director, Vice Chairman, Chief Executive Officer and President of FMR. The Schedule 13G/A reported that FMR had sole voting power as to 349,282 shares of common stock and sole dispositive power as to all shares of common stock. The Schedule 13G/A also reports FMR is a parent holding company, and the following entities beneficially own shares of our common stock being reported: Fidelity Management & Research (Hong Kong) Limited, FMR Co., Inc. and Pyramis Global Advisors Trust Company. The address for FMR is 245 Summer Street, Boston, Massachusetts 02210.
(4)	Represents (i) 587,799 shares of common stock held directly by Mr. Vasudevan and (ii) 2,698,666 shares of common stock issuable to Mr. Vasudevan pursuant to options exercisable within 60 days of May 5, 2015.
(5)	Represents (i) 14,918 shares of common stock held directly by Mr. Mehta, (ii) 4,372,178 shares held in the Mehta Family Trust, of which Mr. Mehta is a co-trustee, (iii) 600,000 shares held in the Jai Vir Mehta 2012 GST Trust, of which Mr. Mehta is a co-trustee, (iv) 734,616 shares held in the Jai Vir Mehta Trust, of which Mr. Mehta is a co-trustee, (v) 600,000 shares held in the Kimaya Jia Mehta 2012 GST Trust, of which Mr. Mehta is a co-trustee, (vi) 734,616 shares held in the Kimaya Jia Mehta Trust, of which Mr. Mehta is a co-trustee and (vii) 200,000 shares of common stock issuable to Mr. Mehta pursuant to options exercisable within 60 days of May 5, 2015.
(6)	Represents (i) 3,927,258 shares of common stock held directly by Dr. Maheshwari, (ii) 1,164,000 shares held in the Maheshwari Children’s Trust, of which Dr. Maheshwari is a co-trustee and (iii) 431,143 shares of common stock issuable to Dr. Maheshwari pursuant to options exercisable within 60 days of May 5, 2015.
(7)	Represents (i) 200,288 shares of common stock held directly by Mr. Calderoni, 52,814 of which were unvested and subject to our right of repurchase as of May 5, 2015 and (ii) 5,288 shares of common stock issuable to Mr. Calderoni pursuant to settlement of RSUs within 60 days of May 5, 2015.
(8)	See footnote (1) above regarding Mr. Goetz’s relationship to funds affiliated with Sequoia Capital.
(9)	Represents (i) 5,324 shares of common stock held directly by Mr. Kennelly, (ii) 90,000 shares of common stock held in The Kennelly Family Delaware Dynasty Trust, of which Mr. Kennelly is a co-trustee, 47,917 shares of which were unvested and subject to our right of repurchase as of May 5, 2015, (iii) 2,547 shares of common stock held by Kennelly Partners, L.P., of which Mr. Kennelly is a general partner and (iv) 5,324 shares of common stock issuable to Mr. Kennelly pursuant to settlement of RSUs within 60 days of May 5, 2015.

(10)	Represents (i) 308,850 shares held in the Li Family Trust, of which Mr. Li is a co-trustee and (ii) 3,661 shares held in the Li Family GST Exempt Trust, of which Mr. Li is a co-trustee.
(11)	Represents (i) 5,125 shares of common stock held directly by Mr. Schroeder, (ii) 60,000 shares held in the William J. and Marilee J. Schroeder Revocable Trust dated 11-1-1993, of which Mr. Schroeder is a co-trustee, 30,000 shares of which were unvested and subject to our right of repurchase as of May 5, 2015 and (iii) 5,126 shares of common stock issuable to Mr. Schroeder pursuant to settlement of RSUs within 60 days of May 5, 2015.
(12)	Represents (i) 27,214,018 shares of issued and outstanding stock, 222,607 shares of which were unvested and subject to our right of repurchase as of May 5, 2015, (ii) 3,627,808 shares of common stock that our directors and executive officers as a group have the right to acquire from us within 60 days of May 5, 2015 pursuant to the exercise of stock options and (iii) 20,425 shares of common stock that our directors and executive officers as a group have the right to acquire from us within 60 days of May 5, 2015 pursuant to settlement of RSUs.

MANAGEMENT

The names of our executive officers, their ages as of May 5, 2015 and their positions are shown below.

Name	Age	Position(s)
Suresh Vasudevan	44	Chief Executive Officer and Chairman
Varun Mehta	53	Founder, Vice President of Engineering and Director
Umesh Maheshwari	46	Founder, Chief Technology Officer
Anup Singh	44	Chief Financial Officer
Daniel Leary	47	Vice President of Marketing
Denis Murphy	50	Vice President of Worldwide Sales

The board of directors chooses executive officers, who then serve at the discretion of our board of directors. There is no family relationship between any of the directors or executive officers and any other director or executive officer of Nimble Storage.

For information regarding Messrs. Vasudevan and Mehta, please refer to Proposal No. 1, “Continuing Directors,” above.

Umesh Maheshwari has served as our Chief Technology Officer since November 2007 and was a founder of our company. From March 2003 to November 2007, he held positions at Data Domain, most recently as Technical Director. From January 2001 to March 2003, Dr. Maheshwari held positions at Zambeel, Inc., a maker of scalable file servers, most recently as Principal Engineer. Dr. Maheshwari holds a Ph.D. in computer science from the Massachusetts Institute of Technology and a B.Tech. in computer science from the Indian Institute of Technology Delhi.

Anup Singh has served as our Chief Financial Officer since November 2011. Previously, Mr. Singh served as Chief Financial Officer at Clearwell Systems, Inc., a developer of an enterprise-class e-discovery management platform, from September 2007 to July 2011. Prior to Clearwell, he held leadership positions in finance at Asurion, LLC, Trimble Navigation Limited, At Home Corporation (doing business as Excite@Home), 3Com Corporation and Ernst & Young LLP. Mr. Singh holds B.A. and M.A. Honors degrees in Economics and Management Science from Cambridge University, where he was a Cambridge Commonwealth Trust scholar, and is a Fellow of the Institute of Chartered Accountants in England and Wales.

Daniel Leary has served as our Vice President of Marketing since May 2008. Previously, Mr. Leary served as Vice President of Marketing at ConSentry Networks, Inc., a developer of hardware solutions for local area network switching, and Vice President of Product Management at Peribit Networks, Inc., a provider of network speed and performance solutions. Mr. Leary holds an M.S. in engineering-economic systems from Stanford University and a B.S. in systems engineering from the University of Virginia.

Denis Murphy has served as our Vice President of Worldwide Sales since May 2015. Previously, Mr. Murphy served as a consultant advising early stage technical founders from January 2014 to May 2015. From February 2013 to August 2013 he served as Managing Director of the Americas for Anaplan Corporation. From April 2012 to August 2012, he served as Vice President of Worldwide Sales at Nicira, Inc., a software-defined networking company acquired by VMware, Inc. in August 2012, and from September 2003 to April 2012, Mr. Murphy served as Senior Vice President of Sales, Americas at Riverbed Technology, Inc., a network infrastructure company. From August 2013 to January 2014 and from August 2012 to February 2013, Mr. Murphy was unemployed. Mr. Murphy holds an M.B.A. from Thunderbird School of Global Management and a B.S.E.E. in electrical engineering from the University of Massachusetts, Amherst.

EXECUTIVE COMPENSATION

Overview

This section provides an overview of the material components of our executive compensation program for our principal executive officer and the two other most highly compensated executive officers serving as such at January 31, 2015. We refer to these three executive officers as our “Named Executive Officers.” The compensation awarded to, earned by or paid to our Named Executive Officers for all services rendered in all capacities to us during the years ended January 31, 2015 and 2014 is set forth in detail in the Summary Compensation Table and other tables that follow, as well as the accompanying footnotes and narratives relating to those tables.

Our Named Executive Officers for the year ended January 31, 2015 were:

•	Suresh Vasudevan, Chief Executive Officer and Chairman;

•	Varun Mehta, Vice President of Engineering and Director; and

•	Umesh Maheshwari, Chief Technology Officer

Executive Compensation Tables

The following table provides information regarding all compensation awarded to, earned by or paid to each of our Named Executive Officers serving as such at January 31, 2015 for all services rendered in all capacities to us during the years ended January 31, 2015 and 2014.

Summary Compensation Table

Name and Principal Position	Year ended January 31	Salary ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	All other Compensation ($)	Total ($)
Suresh Vasudevan, Chief Executive Officer	2015	368,750	6,002,496	—	476,739	—	6,847,985
	2014	331,250	—	6,026,907	213,665	—	6,571,822

Varun Mehta, Vice President of Engineering	2015	270,000	12,020,837	—	174,535	—	12,465,372
	2014	238,750	—	412,286	102,667	—	753,703

Umesh Maheshwari, Chief Technology Officer(4)	2015	270,000	12,020,837	—	174,535	—	12,465,372

(1)	The amounts reported in the Stock Awards column represent the aggregate grant date fair value of RSUs and performance-based restricted stock unit awards, or PRSUs, granted to the Named Executive Officers during the years ended January 31, 2015 and 2014, computed in accordance with ASC 718 and based on the probable outcome at grant in the case of PRSUs. The assumptions used in calculating the grant date fair value of the RSUs and PRSUs reported in this column are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K for the years ended January 31, 2015 and 2014. Note that the amounts reported in this column reflect the accounting cost for these RSUs and PRSUs and do not correspond to the actual economic value that may be received by the Named Executive Officers from the RSUs and PRSUs. The aggregate grant date fair value of RSUs and PRSUs based on the maximum values for PRSUs granted during the year ended January 31, 2015 are as follows: Mr. Vasudevan: $9,003,744; Mr. Mehta: $14,252,924; and Mr. Maheshwari: $14,252,924.
(2)

The amounts reported in the Option Awards column represent the grant date fair value of the stock options granted to the Named Executive Officers during the years ended January 31, 2015 and 2014 as computed in accordance with ASC 718. The assumptions used in calculating the grant date fair value of the stock options reported in this column are set forth in the notes to our audited consolidated financial statements included in our annual report on Form 10-K for the years ended January 31, 2015 and 2014. Note that the amounts reported in this column reflect the accounting cost for these stock options, and do not correspond to the actual economic value that may be received by the Named Executive Officers from the options.
(3)	The amounts reported in the “Non-Equity Incentive Plan Compensation” column represent bonuses earned by Messrs. Vasudevan, Mehta and Maheshwari under our incentive compensation plan for officers. Under the plan, Mr. Vasudevan was entitled to a target bonus of up to 100% of his base salary, Mr. Mehta was entitled to a target bonus of up to 50% of his base salary and Mr. Maheshwari was entitled to a target bonus of up to 50% of his base salary. Our compensation committee determined the actual amounts of the incentive bonuses following the end of the fiscal year based on achievement of bookings and Adjusted EBITDA targets. For the year ended January 31, 2015, we paid bonuses of approximately 129% of the targets set for Messrs. Vasudevan, Mehta and Maheshwari based on performance relative to targets. For the year ended January 31, 2014, we paid bonuses of approximately 85% of the targets set for Messrs. Vasudevan and Mehta based on performance relative to targets.
(4)	Mr. Maheshwari was not a Named Executive Officer in the year ended January 31, 2014.

For the year ending January 31, 2016, our compensation committee approved no change to the base salaries or bonus eligibility for our executive officers. Accordingly each of our Named Executive Officers is to be paid the following base salaries and target bonuses: for Mr. Vasudevan, a base salary of $375,000 and a target bonus of 100% of his base salary, for Mr. Mehta, a base salary of $280,000 and a target bonus of 50% of his base salary and for Mr. Maheshwari, a base salary of $280,000 and a target bonus of 50% of his base salary. For the year ending January 31, 2016, bonuses earned will be paid in the form of fully vested RSUs to be granted after fiscal year end under the 2013 Equity Incentive Plan upon confirmation by the compensation committee of the achievement threshold based on final audited year-end results. Dollar values earned under our bonus plan will be converted into a number of RSUs based on the closing selling price of our common stock the day prior to grant of the RSUs.

In addition, on February 4, 2015, we granted Mr. Vasudevan 139,427 RSUs and 92,951 PRSUs. The grant date fair value of these stock awards is not reflected in the table above. No other equity awards were granted to the Named Executive Officers between January 31, 2015 and May 5, 2015. The compensation committee, in consultation with a third party compensation advisor, determined the number of shares subject to these awards taking into account market data for executive compensation at comparable companies, length of service and the unvested portion of outstanding equity awards, as well as our long-term retention objectives and philosophy of achieving a degree of equitable treatment among our executive officers. Each RSU vests over four years from the date of grant in equal semi-annual installments, subject to the recipient’s continuous service through each vesting date. In granting the PRSUs, the compensation committee also considered the importance attached to achieving certain operational and financial objectives. Each PRSU represents a right to receive at a maximum up to two shares of common stock based on our performance against revenue and operating income targets established by our board of directors in our operating plan for the year ending January 31, 2016. Subject to achievement of such performance metrics, 1/4th of the shares subject to the PRSUs vests on the first trading day after March 1, 2016 and in equal semi-annual installments thereafter, subject to the recipient’s continuous service through each vesting date. These same performance-based and time-based vesting provisions apply to the PRSUs made to Mr. Mehta and Mr. Maheshwari in January 2015, described below under “Outstanding Equity Awards at Fiscal Year-End Table.”

Outstanding Equity Awards at Fiscal Year-End Table

The following table presents, for each of the Named Executive Officers, information regarding outstanding stock options and stock awards held as of January 31, 2015.

		Option Awards						Stock Awards
Name	Grant Date(1)	Number of Securities Underlying Unexercised Options(#)				Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested($)(3)
		Exercisable(2)		Unexercisable
Suresh Vasudevan(15)	3/9/2011	2,157,000	(4)	—		0.5867	3/08/2021	—		—	—		—
	3/14/2013	473,263	(5)	—		3.74	3/13/2023	—		—	—		—
	3/14/2013	26,737	(6)	—		3.74	3/13/2023	—		—	—		—
	9/25/2013	—		500,000	(7)	7.65	9/24/2023	—		—	—		—
	3/9/2014	—		—		—	—	53,638	(8)	1,203,100	—		—
	3/9/2014	—		—		—	—	85,207	(9)	1,911,193	—		—

Varun Mehta	2/26/2013	200,000	(10)	—		3.74	2/25/2023
	3/9/2014	—		—		—	—	85,750	(8)	1,923,373	—		—
	3/9/2014	—		—		—	—	34,055	(11)	763,854	—		—
	1/28/2015	—		—		—	—	69,767	(8)	1,564,874	—		—
	1/28/2015	—		—		—	—	155,038	(12)	3,477,502	—		—
	1/28/2015	—		—		—	—	—		—	93,024	(13)	2,086,528

Umesh Maheshwari	5/23/2011	231,143	(14)	—		0.5867	5/22/2021
	2/26/2013	200,000	(10)	—		3.74	2/25/2023
	3/9/2014	—		—		—	—	85,750	(8)	1,923,373	—		—
	3/9/2014	—		—		—	—	34,055	(11)	763,854	—		—
	1/28/2015	—		—		—	—	69,767	(8)	1,564,874	—		—
	1/28/2015	—		—		—	—	155,038	(12)	3,477,502	—		—
	1/28/2015	—		—		—	—	—		—	93,024	(13)	2,086,528

(1)	Outstanding equity awards granted prior to December 12, 2013 were granted under our 2008 Equity Incentive Plan. Outstanding equity awards granted after December 12, 2013 were granted under our 2013 Equity Incentive Plan.
(2)	Each of these stock options is immediately exercisable in full, subject to a right of repurchase in our favor, which lapses as the shares of our common stock underlying such option vest. Unless otherwise noted, the shares of common stock underlying each of these stock options vest over a four-year period with the first 1/4th of the shares vesting on the one year anniversary of the vesting commencement date and 1/48th of the shares vesting each month thereafter, subject to the recipient’s continuous service through each vesting date.
(3)	The dollar value of these awards is calculated by multiplying the number of units by $22.43, the closing sales price of our common stock on January 30, 2015, the last trading day of the fiscal year ending January 31, 2015.
(4)	2,827,275 shares were originally subject to this stock option. Mr. Vasudevan had exercised this stock option with respect to 670,275 shares of our common stock as of January 31, 2015. As of January 31, 2015, 58,903 shares of common stock underlying this stock option were unvested but became fully vested on February 28, 2015.
(5)	As of January 31, 2015, 346,492 shares of common stock underlying this stock option were unvested. The shares of common stock underlying this stock option vest in monthly increments that vary over time, as specified by our board of directors, beginning in March 2014, and will vest fully on March 26, 2018, subject to the recipient’s continuous service through each vesting date.
(6)	As of January 31, 2015, 13,926 shares of common stock underlying this stock option were unvested.
(7)	As of January 31, 2015, 500,000 shares of common stock underlying this stock option were unvested and unexercisable. The shares of common stock underlying this stock option vest and become exercisable over a three-year period with the first 1/36th of the shares vesting on the one month anniversary of the vesting commencement date, March 26, 2015, and 1/36th of the shares vesting each month thereafter, subject to the recipient’s continuous service through each vesting date. The shares of common stock underlying this stock option will become fully vested and exercisable on March 26, 2018.
(8)	The RSUs vest as to 1/8th of the shares on September 10, 2014 and 1/8th of the RSUs every six months thereafter, subject to the recipient’s continuous service through each vesting date.
(9)	Each PRSU represents a right to receive up to two shares of common stock. The shares underlying these PRSUs vest upon the satisfaction of both time-based and performance-based requirements. One-fourth of the PRSUs vest on the first trading day in an open window after March 1, 2015 based on certain performance-based metrics, and if the first 1/4th vests then 1/8th of the balance of the PRSUs vest every six months thereafter. In February 2015, the compensation committee determined the extent to which the performance-based requirements were met, and that the PRSUs may be settled in the aggregate for up to 85,207 shares of common stock upon satisfaction of the time-based vesting requirements.
(10)	As of January 31, 2015, 104,168 shares of common stock underlying this stock option were unvested.
(11)

Each PRSU represents a right to receive up to two shares of common stock. The shares underlying these PRSUs vest upon the satisfaction of both time-based and performance-based requirements. One-fourth of the PRSUs will vest on the first trading day in an open window after March 1, 2015 based on certain performance-based metrics, and if the first 1/4th vests then 1/8th of the balance of the PRSUs vest every six months thereafter. In February 2015, the compensation committee determined the extent to which the performance-based requirements were met, and that the PRSUs may be settled in the aggregate for up to 34,055 shares of common stock upon satisfaction of the time-based vesting requirements.
(12)	The RSUs vest as to 1/2 of the shares on March 10, 2017, and the remaining 1/2 of the RSUs vest on March 10, 2018, subject to the recipient’s continuous service through each vesting date.
(13)	Each PRSU represents a right to receive up to two shares of common stock. The shares underlying these PRSUs vest upon the satisfaction of both time-based and performance-based requirements. One-fourth of the PRSUs vest on the first trading day in an open window after March 10, 2016 based on certain performance-based metrics, and if the first 1/4th vests then 1/8th of the PRSUs vest every six months thereafter. The number of shares and the payout value set forth above reflect the maximum potential payout since the Company’s performance during the fiscal year ending January 31, 2015 exceeded the target level. The maximum potential payout represents 200% of the target number of PRSUs.
(14)	The stock option is fully vested and exercisable.
(15)	In February 2015, Mr. Vasudevan was granted 139,427 RSUs and 92,951 PRSUs which are not reflected in the table.

Employment, Post-Employment and Change in Control Arrangements

Offer Letters

The initial terms and conditions of employment of Mr. Vasudevan were set forth in a written employment offer letter. This arrangement was approved by our then current Chief Executive Officer or our board of directors. We believed this employment offer letter was necessary to induce Mr. Vasudevan to forego other employment opportunities or leave his then current employer for the uncertainty of a demanding position in a new and unfamiliar organization. Messrs. Mehta and Maheshwari do not have employment offer letters.

Mr. Vasudevan’s Employment Offer Letter

On December 28, 2010, we extended an employment offer letter to Mr. Vasudevan in connection with his appointment as our Chief Executive Officer. Mr. Vasudevan accepted the terms and conditions of this employment offer on January 3, 2011. The terms and conditions of his employment agreement provided for an annual base salary of $275,000, subject to adjustment from time to time, and eligibility for an annual bonus, health insurance and other employee benefits as we established for our employees from time to time. In addition, he was granted an option to purchase 2,827,275 shares of our common stock, with an exercise price equal to the fair market value of our common stock on the date of grant. Mr. Vasudevan’s employment offer was subject to his execution of our standard Employee Proprietary Information and Inventions Assignment Agreement. Mr. Vasudevan’s offer letter provides for “at will” employment.

Upon a change in control (as defined in his offer letter), Mr. Vasudevan is entitled to accelerated vesting of 50% of any then-unvested shares subject to equity awards granted to him in connection with his employment. If, on or within 12 months of a change in control, (1) we terminate or our successor terminates Mr. Vasudevan’s employment without cause or Mr. Vasudevan voluntarily resigns for good reason and such termination is other than as a result of his death or disability and (2) he delivers a release of claims agreement in a form satisfactory to us, then, in addition to the severance benefits described above, Mr. Vasudevan would be entitled to (1) an amount in cash equal to his annual performance bonus multiplied by a fraction, the numerator of which is the number of days he has been employed in that calendar year and the denominator of which is 365 and (2) accelerated vesting of any then-unvested shares subject to equity awards granted to Mr. Vasudevan.

The offer letter also provides that if we terminate Mr. Vasudevan’s employment without cause (as defined in his offer letter), or Mr. Vasudevan resigns for good reason (as defined in his offer letter) and he delivers a release of claims agreement in a form satisfactory to us, he would be entitled to 12 months of his then current annual base salary and we would pay for (or provide cash payments equal to) the monthly medical insurance premium under COBRA for 12 months. Subsequent to entering into this offer letter, Mr. Vasudevan agreed to forfeit this benefit.

Under the change in control severance policy adopted in September 2013, in the event of a change in control (as defined in the 2013 Equity Incentive Plan), Mr. Vasudevan will receive the following severance benefits in place of the cash and health benefits provided for in his offer letter: upon an involuntary termination other than for cause (as defined in the policy) or a voluntary resignation for good reason (as defined in the policy), in either case 12 months following a change in control or within three months preceding a change in control, provided a definitive agreement has been signed as of the date of termination, Mr. Vasudevan will receive (1) a lump sum cash payment in an amount equal to 12 months of his then current annual base salary plus his target bonus as in effect immediately prior to the change in control and (2) continued monthly benefit premiums under COBRA for 12 months, or equivalent cash, subject in each case to Mr. Vasudevan executing a customary release.

Mr. Mehta’s Employment Arrangements

Mr. Mehta does not have an employment offer letter and his employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below. Mr. Mehta has entered into our standard Employee Proprietary Information and Inventions Assignment Agreement. Under the change in control severance policy adopted in September 2013, the acceleration provisions implemented by our 2013 Equity Incentive Plan and described below under “Post-Employment Compensation and Change in Control Payments and Benefits” will govern equity awards granted to Mr. Mehta pursuant to our 2008 Equity Incentive Plan and our 2013 Equity Incentive Plan. Under the change in control severance policy, in the event of a change in control (as defined in the 2013 Equity Incentive Plan), Mr. Mehta will receive the following severance benefits: upon an involuntary termination other than for cause (as defined in the policy) or a voluntary resignation for good reason (as defined in the policy), in either case within 12 months following a change in control or within three months preceding a change in control, provided a definitive agreement has been signed as of the date of termination, Mr. Mehta will receive (1) a lump sum cash payment in an amount equal to 12 months of his then current annual base salary plus his target bonus as in effect immediately prior to the change in control and (2) continued monthly benefit premiums under COBRA for 12 months, or equivalent cash, subject in each case to Mr. Mehta executing a customary release.

Mr. Maheshwari’s Employment Arrangements

Mr. Maheshwari does not have an employment offer letter and his employment is at will and may be terminated at any time, with or without cause, subject to the severance obligations described below. Mr. Maheshwari has entered into our standard Employee Proprietary Information and Inventions Assignment Agreement. Under the change in control severance policy adopted in September 2013, the acceleration provisions implemented by our 2013 Equity Incentive Plan and described below under “Post-Employment Compensation and Change in Control Payments and Benefits” will govern equity awards granted to Mr. Maheshwari pursuant to our 2008 Equity Incentive Plan and our 2013 Equity Incentive Plan. Under the change in control severance policy, in the event of a change in control (as defined in the 2013 Equity Incentive Plan), Mr. Maheshwari will receive the following severance benefits: upon an involuntary termination other than for cause (as defined in the policy) or a voluntary resignation for good reason (as defined in the policy), in either case within 12 months following a change in control or within three months preceding a change in control, provided a definitive agreement has been signed as of the date of termination, Mr. Maheshwari will receive (1) a lump sum cash payment in an amount equal to 12 months of his then current annual base salary plus his target bonus as in effect immediately prior to the change in control and (2) continued monthly benefit premiums under COBRA for 12 months, or equivalent cash, subject in each case to Mr. Maheshwari executing a customary release.

Other Benefits

In addition to the arrangements described above, upon a termination of employment each Named Executive Officer is eligible to receive any benefits accrued under our broad-based benefit plans, such as accrued vacation pay, in accordance with those plans and policies.

Post-Employment Compensation and Change in Control Payments and Benefits

In September 2013, we adopted a change in control severance policy applicable to our executive officers and certain other employees. Under the severance policy, if any executive officer’s employment is terminated by us without cause (as defined in the policy) or such executive officer voluntarily resigns for good reason (as defined in the policy) within 12 months following a change in control or within three months preceding a change in control, provided a definitive agreement has been signed as of the date of termination, such officer would be entitled to receive severance benefits equal to (1) a lump sum cash payment in an amount equal to 12 months of his or her then current annual base salary plus his or her target bonus as in effect immediately prior to the change in control and (2) continued monthly benefit premiums under COBRA for 12 months, or equivalent cash, subject in each case to the officer executing a customary release.

Pursuant to the terms of our 2013 Equity Incentive Plan, if we are party to a merger or consolidation, sale of all or substantially all assets or similar change in control transaction, outstanding awards, including any vesting provisions, may be assumed or replaced by the successor company. In the alternative, outstanding awards that are not assumed or substituted by the successor corporation will be accelerated and the holders will be notified that they may exercise those accelerated awards prior to the closing of the transaction, when the awards will be cancelled in full. Outstanding awards that are not assumed, substituted or cashed out will accelerate in full and expire upon the closing of the transaction. In the event of specified change in control transactions, our compensation committee may accelerate the vesting of awards immediately upon the occurrence of the transaction, whether or not the award is continued, assumed, substituted or replaced by a surviving corporation or its parent in the transaction. In addition, each option or other award will provide that in connection with a termination of a holder’s service within the 12 months following such a transaction, the option or award will vest as to 50% of the total number of shares underlying the option or award. For a termination more than 12 months and within 24 months of a transaction, the option or award will vest as to 25% of the total number of shares underlying the option or award. Options and awards outstanding as of the date of our initial public offering under our 2008 Equity Incentive Plan have accelerated vesting on the same terms as options or awards granted under our 2013 Equity Incentive Plan.

Change in Control Only

The following table summarizes the value of accelerated stock options and RSU awards that each of our Named Executive Officers would have been entitled to assuming a change in control, without a termination of employment, as of January 31, 2015. The Named Executive Officers would not have any cash severance payment benefits for only the occurrence of a change in control.

Name	Accelerated Stock Option Payment Value(1)	Accelerated Stock Award Payment Value(2)
Suresh Vasudevan	$7,706,435	$1,557,158
Varun Mehta	—	—
Umesh Maheshwari	—	—

(1)	Amount is based upon the value of a share of our common stock as of January 31, 2015, calculated based on the closing price per share as of January 30, 2015, the last trading day of the fiscal year ended January 31, 2015, less the exercise price of each outstanding equity award.
(2)	Amount is based upon the value of a share of our common stock as of January 31, 2015, calculated based on the closing price per share as of January 30, 2015, the last trading day of the fiscal year ended January 31, 2015.

Termination in Connection with a Change in Control

As described above, under the change in control severance policy, the Named Executive Officers will receive cash severance payments upon an involuntary termination other than for cause (as defined in the policy) or a voluntary resignation for good reason (as defined in the policy), in either case within 12 months following or three months prior to (provided a definitive agreement has been signed as of the date of termination) a change in control. Under the change in control severance policy, the acceleration provisions implemented by our 2013 Equity Incentive Plan and described above will govern equity awards granted to Messrs. Mehta and Maheshwari pursuant to our 2008 Equity Incentive Plan and our 2013 Equity Incentive Plan. Notwithstanding the foregoing, the vesting acceleration provisions set forth in any employment agreement with the Named Executive Officers, to the extent more favorable to the Named Executive Officers, will continue to apply to the equity awards held by the Named Executive Officers as of December 11, 2013.

If, in connection with a change in control, we terminate or our successor terminates Mr. Vasudevan’s employment without cause or Mr. Vasudevan voluntarily resigns for good reason (as such terms are defined in his offer letter) and such termination is other than as a result of his death or disability, all equity awards held by Mr. Vasudevan are subject to accelerated vesting of any then-unvested shares in accordance with the terms of his offer letter. The following table summarizes the intrinsic value of this acceleration benefit to our Named Executive Officers pursuant to these awards, assuming an involuntary termination of employment and change in control of our company as of January 31, 2015.

Name	Accelerated Stock Option Payment Value(1)(2)	Accelerated Stock Award Payment Value(2)(3)	Cash Severance Amount
Suresh Vasudevan	$15,412,848	$3,114,293	$774,931
Varun Mehta	1,869,019	5,045,471	444,931
Umesh Maheshwari	1,869,019	5,045,471	434,745

(1)	Amount is based upon the value of a share of our common stock as of January 31, 2015, calculated based on the closing price per share as of January 30, 2015, the last trading day of the fiscal year ended January 31, 2015, less the exercise price of each outstanding equity award.
(2)	Amounts are in place of, and not in addition to, payments made for any single-trigger change in control set forth above.
(3)	Amount is based upon the value of a share of our common stock as of January 31, 2015, calculated based on the closing price per share as of January 30, 2015, the last trading day of the fiscal year ended January 31, 2015.

Limitations on Liability and Indemnification Matters

Our restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by the Delaware General Corporation Law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our restated certificate of incorporation and our restated bylaws require us to indemnify our directors and officers to the maximum extent not prohibited by the Delaware General Corporation Law and allow us to indemnify other employees and agents as set forth in the Delaware General Corporation Law. Subject to certain limitations, our restated bylaws also require us to advance expenses incurred by our directors and officers for the defense of any action for which indemnification is required or permitted.

We have entered, and intend to continue to enter, into separate indemnification agreements with our directors, officers and certain of our key employees, in addition to the indemnification provided for in our restated certificate of incorporation and restated bylaws. These agreements, among other things, require us to indemnify our directors, officers and key employees for certain expenses, including attorneys’ fees, judgments, penalties, fines and settlement amounts actually incurred by these individuals in any action or proceeding arising out of their service to us or any of our subsidiaries or any other company or enterprise to which these individuals provide services at our request. Subject to certain limitations, our indemnification agreements also require us to advance expenses incurred by our directors, officers and key employees for the defense of any action for which indemnification is required or permitted.

We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors, officers and key employees. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our restated certificate of incorporation and restated bylaws may discourage stockholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and other stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.

At present, there is no pending litigation or proceeding involving any of our directors or executive officers as to which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, executive officers or persons controlling us, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Other Compensation Policies

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the use of puts, calls and shorts related to our shares by our directors, officers and employees.

Tax and Accounting Considerations

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code, or the Code, limits the amount that we may deduct from our federal income taxes for remuneration paid to our executive officers to $1.0 million per executive officer per year, unless certain requirements are met. Section 162(m) provides an exception from this deduction limitation for certain forms of “performance-based compensation,” as well as for the gain recognized by executive officers upon the exercise of qualifying compensatory stock options. While our compensation committee is mindful of the benefit to us of the full deductibility of compensation and will consider deductibility when analyzing potential compensation alternatives, our compensation committee believes that it should not be constrained by the requirements of Section 162(m) where those requirements would impair flexibility in compensating our executive officers in a manner that can best promote our corporate objectives. Therefore, our compensation committee has not adopted a policy that requires that all compensation be deductible.

No Gross-ups of Parachute Payments and Deferred Compensation

We did not provide any executive officer, including any Named Executive Officer, with a “gross-up” or other reimbursement payment for any tax liability that he or she might owe as a result of the application of Sections 280G, 4999 or 409A of the Code during the year ended January 31, 2015, and we have not agreed and are not otherwise obligated to provide any Named Executive Officers with such a “gross-up” or other reimbursement.

EQUITY COMPENSATION PLAN INFORMATION

The following table presents information as of January 31, 2015 with respect to compensation plans under which shares of our common stock may be issued. The category “Equity compensation plans approved by security holders” in the table below consists of the 2008 Equity Incentive Plan, the 2013 Equity Incentive Plan and the 2013 Employee Stock Purchase Plan.

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(#)		Weighted-average exercise price of outstanding options, warrants and rights($)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(#)
	(a)		(b)		(c)
Equity compensation plans approved by security holders	18,103,254	(1)	2.156	(2)	10,949,667	(3)
Equity compensation plans not approved by security holders	—		—		—
Total	18,103,254	(1)	2.156	(2)	10,949,667	(3)

(1)	Excludes purchase rights accruing under the 2013 Employee Stock Purchase Plan and includes 5,743,117 shares subject to outstanding RSUs.
(2)	The weighted average exercise price relates solely to shares subject to outstanding stock options, as shares subject to RSUs have no exercise price.
(3)	Includes 2,400,928 shares that remain available for purchase under the 2013 Employee Stock Purchase Plan and 8,548,739 shares of common stock that remain available for purchase under our 2013 Equity Incentive Plan. In addition, any shares of common stock that are subject to outstanding grants under the 2008 Equity Incentive Plan on the date the 2013 Equity Incentive Plan became effective, shares that are subject to stock options or RSUs granted under the 2008 Equity Incentive Plan that cease to be subject to such stock options or other awards by forfeiture or otherwise or are issued and later forfeited or repurchased by the Company after the date the 2013 Equity Incentive Plan became effective and shares that are subject to stock options or other awards under the 2008 Equity Incentive Plan that are used to pay the exercise price of an option or withheld to satisfy the tax withholding obligations related to any award will be available for future grant and issuance under the 2013 Equity Incentive Plan. The number of shares available for grant and issuance under the 2013 Equity Incentive Plan will automatically increase on February 1st of each of the calendar years 2014 through 2022, by the lesser of (i) 5% of the number of shares of common stock issued and outstanding on each January 31st immediately prior to the date of increase or (ii) such number of shares determined by our board of directors. The number of shares of common stock reserved for issuance under the 2013 Employee Stock Purchase Plan will automatically increase on February 1st of each calendar year by an amount equal to (i) 1% of the total number of outstanding shares of common stock and common stock equivalents on the immediately preceding January 31st, or (ii) such lesser number of shares of common stock as determined by our board of directors or compensation committee.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Other than the compensation arrangements, including employment, termination of employment and change in control arrangements and indemnification arrangements, discussed above in the section entitled “Executive Compensation,” since February 1, 2014, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer, beneficial holder of more than 5% of our common stock, any member of their immediate family or any entity affiliated with any of the foregoing persons had or will have a direct or indirect material interest.

Review, Approval or Ratification of Transactions with Related Parties

In September 2013, in connection with our IPO, our board of directors adopted a written related person transactions policy providing that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of our common stock and any member of the immediate family of and any entity affiliated with any of the foregoing persons are not permitted to enter into a material related person transaction with us without the review and approval of our audit committee, or a committee composed solely of independent directors in the event it is inappropriate for our audit committee to review such transaction due to a conflict of interest. The policy provides that any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of our common stock or with any of their immediate family members or affiliates in which the amount involved exceeds $120,000 will be presented to our audit committee for review, consideration and approval. In approving or rejecting any such proposal, our audit committee will consider the relevant facts and circumstances available and deemed relevant to the audit committee, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the transaction.

REPORT OF THE AUDIT COMMITTEE

The information contained in the following report of Nimble Storage’s Audit Committee is not considered to be “soliciting material,” “filed” or incorporated by reference in any past or future filing by Nimble Storage under the Securities Exchange Act of 1934 or the Securities Act of 1933 unless and only to the extent that Nimble Storage specifically incorporates it by reference.

The Audit Committee has reviewed and discussed with Nimble Storage’s management and Ernst & Young LLP the audited consolidated financial statements of Nimble Storage for the year ended January 31, 2015. The Audit Committee has also discussed with Ernst & Young LLP the matters required to be discussed by SAS No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee has received and reviewed the written disclosures and the letter from Ernst & Young LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed with Ernst & Young LLP its independence from Nimble Storage.

Based on the review and discussions referred to above, the Audit Committee recommended to the board of directors that the audited consolidated financial statements be included in Nimble Storage’s annual report on Form 10-K for the year ended January 31, 2015 for filing with the Securities and Exchange Commission.

Submitted by the Audit Committee

Frank Calderoni, Chair

William D. “BJ” Jenkins, Jr.

William J. Schroeder

ADDITIONAL INFORMATION

Stockholder Proposals to be Presented at Next Annual Meeting

Nimble Storage’s bylaws provide that, for stockholder nominations to the board of directors or other proposals to be considered at an annual meeting, the stockholder must give timely notice thereof in writing to the Corporate Secretary at Nimble Storage, Inc., 211 River Oaks Parkway, San Jose, California 95134, Attn: Corporate Secretary.

To be timely for the 2016 annual meeting, a stockholder’s notice must be delivered to our Corporate Secretary at the principal executive offices of Nimble Storage not earlier than 5:00 p.m. Pacific Time on April 2, 2016 and not later than 5:00 p.m. Pacific Time on May 2, 2016. However, if the date of our 2015 annual meeting of Stockholders is advanced by more than 30 days before or delayed by more than 60 days after the one-year anniversary of the date of the previous year’s annual meeting, then, for notice to the stockholder to be timely, it must be delivered to the Secretary at the address listed on the front page not earlier than the close of business on the 105th day prior to the currently proposed annual meeting and not later than the close of business on the later of (1) the 75th day prior to such annual meeting or (2) the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made by Nimble Storage. A stockholder’s notice to the Corporate Secretary must set forth as to each matter the stockholder proposes to bring before the annual meeting the information required by Nimble Storage’s bylaws.

Stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act and intended to be presented at our 2016 annual meeting must be received by us not later than February 3, 2016 in order to be considered for inclusion in our proxy materials for that meeting.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Nimble Storage’s directors, executive officers and any persons who own more than 10% of Nimble Storage’s common stock (collectively “reporting persons”), to file initial reports of ownership and reports of changes in ownership with the SEC. Such persons are required by SEC regulation to furnish Nimble Storage with copies of all Section 16(a) forms they file.

Based solely on its review of the copies of such forms furnished to Nimble Storage and written representations from reporting persons that all reportable transactions were reported, Nimble Storage believes that all Section 16(a) filing requirements were timely met in the year ended January 31, 2015; except two reports, covering a total of six transactions, were filed late by Mr. Maheshwari and one report, covering a total of two transactions, was filed late by Mr. Leary.

Available Information

Nimble Storage will mail, without charge, upon written request, a copy of Nimble Storage’s annual report on Form 10-K for the year ended January 31, 2015, including the financial statements and list of exhibits, and any exhibit specifically requested. Requests should be sent to:

Investor Relations

Nimble Storage, Inc.

211 River Oaks Parkway

San Jose, California 95134

The annual report is also available at www.investors.nimblestorage.com.

“Householding” — Stockholders Sharing the Same Last Name and Address

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our annual report and proxy materials, including the Notice of Internet Availability, unless the affected stockholder has provided contrary instructions. This procedure reduces printing costs and postage fees, and helps protect the environment as well.

This year, a number of brokers with account holders who are Nimble Storage stockholders will be “householding” our annual report and proxy materials, including the Notice of Internet Availability. A single Notice of Internet Availability and, if applicable, a single set of annual report and other proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting American Stock Transfer & Trust Company, either by calling toll-free (800) 937-5449, or by writing to American Stock Transfer & Trust Company, Operations Center, 6201 15th Avenue, Brooklyn, New York 11219.

Upon written or oral request, Nimble Storage will promptly deliver a separate copy of the Notice of Internet Availability, and, if applicable, the annual report and other proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the Notice of Internet Availability, and, if applicable, the annual report and other proxy materials, you may write or call Nimble Storage’s Investor Relations department at 211 River Oaks Parkway, San Jose, California 95134, Attn: Investor Relations, telephone number (408) 514-3475.

Any stockholders who share the same address and currently receive multiple copies of Nimble Storage’s Notice of Internet Availability or annual report and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about householding or Nimble Storage’s Investor Relations department at the address or telephone number listed above.

OTHER MATTERS

The board of directors does not presently intend to bring any other business before the meeting and, so far as is known to the board of directors, no matters are to be brought before the meeting except as specified in the notice of the meeting. As to any business that may arise and properly come before the meeting, however, it is intended that proxies, in the form enclosed, will be voted in respect thereof in accordance with the judgment of the persons voting such proxies.

NIMBLE STORAGE, INC.

Proxy for annual meeting of stockholders on July 16, 2015

Solicited on Behalf of the Board of directors

The undersigned hereby appoints Suresh Vasudevan and Anup Singh as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and vote, as designated on the reverse side hereof, all the shares of common stock of Nimble Storage, Inc. held of record by the undersiged at the close of business on May 18, 2015 at the Annual Meeting of Stockholders to be held July 16, 2015 at 9:00 a.m. Pacific Time at the offices of Fenwick & West LLP located at 801 California Street, Mountian View, California 94041, and at any adjournment thereof.

(Continued and to be signed on the reverse side.)

1.1

14475

ANNUAL MEETING OF STOCKHOLDERS OF

NIMBLE STORAGE, INC.

July 16, 2015

GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL:

The Notice of Meeting, proxy statement and proxy card are available at http://www.astproxyportal.com/ast/18702

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

20330000000000000000 9 071615

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2. x PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1.Election of Class II Directors

NOMINEES:

FOR ALL NOMINEES O O William James J. D. Goetz “BJ” Jenkins, Jr.

WITHHOLD AUTHORITY O Ping Li FOR ALL NOMINEES

FOR (See ALL instructions EXCEPT below)

2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for the fiscal year ending January 31, 2016.

3. To transact such other business as may properly come before the meeting or any adjournments or postponements thereof.

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting. This proxy when properly executed will be voted as directed herein by the undersigned shareholder. If no direction is made, this proxy will be voted FOR ALL NOMINEES in Proposal 1 and FOR Proposal 2.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To indicate changes change your to the the new address registered address on name(s) your in the account, address on the please account space check above. may not the Please be box submitted at note right and that via this method.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.